Exhibit 3.5


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                      CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                              KFI PROPERTIES, L.P.


                  This Certificate of Limited Partnership of KFI Properties, L.P. (the "Partnership), is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

     1.   The name of the Partnership is KFI Properties, L.P.

     2. The address of the registered office of the Partnership in Delaware is 800 Delaware Ave., City of Wilmington, New Castle County 19801. The Partnership's registered agent at that address is Delaware Corporations, LLC.

     3. The name and business address of the sole general partner of the Partnership is as follows:

                         Knight Fuller, Inc.
                         150 Post Street, Suite 405
                         San Francisco, California 94108

         IN WITNESS WHEREOF, the undersigned general partner has caused this Certificate of Formation to be duly executed as of the 25th day of July, 2002.


                          Knight Fuller, Inc., General Partner


                          By: /s/ ROBERT E. DIXON
                              Robert E. Dixon, Chief Executive Officer